EXHIBIT 10.2
WESTERN NATIONAL BANK
508 WEST WALL STREET, SUITE 1100
MIDLAND, TEXAS
79701
January 18, 2007
Dawson Geophysical Company
508 West Wall Street, Suite 800
Midland, Texas 79701

RE:	Revolving Line of Credit Loan from Western National Bank to Dawson Geophysical Company
Gentlemen:
Pursuant to the terms of a letter loan agreement, dated as of January 18, 2006, (the “Existing Loan Agreement”), Western National Bank, a national banking association (alternatively, “Western” or the “Bank”), has previously committed to provide to Dawson Geophysical Company, a Texas corporation (alternatively “Dawson Geophysical” or the “Borrower”), a revolving line of credit loan in the original principal amount of Ten Million and No/Dollars ($10,000,000.00) (the Existing Loan”). The Existing Loan is evidenced by a Revolving Line of Credit Note, of even date herewith, executed by the Borrower on behalf of Western, in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00) (the “Existing Note”). The Existing Note is secured by that certain Security Agreement, dated as of January 18, 2006, covering those accounts receivable described therein (the “Existing Security Agreement”). From time to time, the Security Agreement, and any financing statements filed to perfect the security interest created thereunder, may be collectively referred to herein as the “Existing Security Instruments”.
Borrower has now requested that Western renew and extend the Existing Loan, as well as provide additional funds under a new revolving line of credit loan in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00) (the “Loan”). The Loan will be evidenced by a Revolving Line of Credit Note, of even date herewith, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), which will renew and extend the Existing Note (the “Note”). The Borrower’s performance under the Note will be secured by its execution of a new Security Agreement, of even date herewith, the security interest of which will be perfected by the filing of amendments to the financing statement, both covering the accounts receivable described therein (collectively, the “Security Instruments”). This Agreement, as defined below, the Note, the Security Instruments, and any other documents executed simultaneously herewith are collectively referred to as the “Loan Documents”.

Western has agreed to renew the Existing Loan into the Loan, as well as provide additional funds under the Loan. In consideration of Western’s renewal of the Existing Loan into the Loan and agreement to advance of additional funds, Borrower has agreed to execute this Loan Agreement, the Note, and the Security Agreement required by the Bank, subject to the fulfillment of the following terms and conditions of this letter loan agreement (the “Agreement”):
I. TERMS
Agreement
This Agreement, dated as of January 18, 2007, and any extensions, renewals, or modifications hereof.
Borrower
Dawson Geophysical Company
Bank
Western National Bank
Commitment
The lesser of the following amounts: (a) the face amount of the Note; or (b) the Borrowing Base then in effect.
Rate
Interest under the Note shall accrue at an annual rate equal to the Prime Rate. For purposes of this Agreement, the “Prime Rate” shall be defined as that rate established as the prime rate in the money rate table of The Wall Street Journal, a Dow Jones publication, as of each Business Day, as hereinafter defined, (and for holidays or weekends, the Prime Rate shall be the prime rate published in that money rate table of The Wall Street Journal, as of the close of business on the most recent Business Day immediately preceding such weekend or holiday). Without notice to the Borrower or any other person, the Prime Rate may change from time to time pursuant to the preceding sentence, with the effective date of each change to be the effective date reflected in the money rate table of The Wall Street Journal. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate. “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.
Security
The Loan shall be secured by the Security Instruments.

Structure
Under the Note, funds will be available on a revolving basis through January 18, 2008, the maturity date of the Loan (the “Revolving Period”). During the Revolving Period, the Borrower may borrow, repay, and re-borrow funds as long as the aggregate amount (including outstanding letters of credit) does not exceed the Commitment.
Borrowing Base
At any time, and from time to time, the amounts outstanding under the Revolver Note shall not exceed the lesser of: (a) the face amount of the Revolver Note; or (b) the Borrowing Base, as determined from time to time by the Bank, acting in its sole and unlimited discretion (said lesser amount being referred to herein as the “Revolver Commitment”). As used in this Agreement, the term “Borrowing Base” shall mean an amount equal to seventy-five percent (75%) of the Borrower’s Eligible Accounts.
For the purposes of this Agreement, the term “Eligible Account” shall mean an account receivable of any of the Borrower (net of any credit balance, trade discount, or unbilled amount or retention) that is contractually due, for which each of the following statements is accurate and complete (and the Borrower, by including such account receivable in any computation of the Borrowing Base, shall be deemed to represent and warrant to the Bank the accuracy and completeness of such statements):
a.	Said account receivable is a binding and valid obligation of the obligor thereon, in full force and effect, and enforceable in accordance with its terms;

b.	Said account receivable is genuine, in all respects, as appearing on its face as represented in the books and records of Borrower, and all information set forth therein is true and correct;

c.	Said account receivable is free of all default of any party thereto, counterclaims, offsets, and defenses, and from any rescission, cancellation, or avoidance, and all right thereof, whether by operation of law or otherwise;

d.	The payment of said account receivable is not more than ninety (90) days past due the invoice date thereof;

e.	Said account receivable is free of concessions or understandings with the obligor thereon of any kind not disclosed to and approved by the Bank in writing;

f.	Said account receivable is, and at all times will be, free and clear of all liens except those in favor of the Bank;

g.	Said account receivable is not a receivable arising from intercompany indebtedness existing between or among any of the Borrower;

h.	Said account receivable is derived from sales made or services rendered to the obligor in the ordinary course of the business of the Borrower;

i.	The obligor on said account receivable (i) is located within the United States or the District of Columbia; (ii) is not the subject of any bankruptcy or insolvency proceeding, nor has a trustee or receiver been appointed for all or a substantial part of its property, nor has said obligor made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature or suspended its business, (iii) is not affiliated, directly or indirectly, with Borrower, as a subsidiary or affiliate, employee or otherwise; and (iv) is not a state or federal government department, commission, board, bureau, or agency;

j.	Said account receivable did not arise from a single customer whose accounts receivable to Borrower constitute more than twenty-five percent (25%) of Borrower’s accounts receivable;

k.	Said account receivable is not owed by a customer whose principal place of business is located in a foreign country; and

l.	Said account receivable did not arise from sales to an obligor as to whom fifteen percent (15%) or more of the total accounts receivable owing by such obligor to the Borrower are delinquent accounts receivable (that is, an account that is more than ninety (90) days delinquent).
The Borrower may request in writing an increase in the Borrowing Base, such request to be accompanied by a description and evaluation of any additional collateral to be provided by the Bank. The Bank may evaluate such for an increase in its sole and absolute discretion, and in conjunction with such evaluation, may conduct a full credit analysis of the Borrower and the existing or additional collateral.
If the aggregate amounts outstanding under the Note exceeds the Revolver Commitment at any time, the Bank will provide written notice of that event to Borrower. On or before the tenth (10th) day following receipt of such notification by Borrower, Borrower will either, at the direction of the Bank, acting in its sole and absolute discretion: (a) make a mandatory payment to the Bank of the principal of the Note in an amount at least equal to the amount necessary to cause the outstanding principal balance of the Note to be less than or equal to the Revolver Commitment; or (b) create liens on other assets of Borrower, satisfactory in nature, quantity, and value to the Bank, acting in its sole discretion, said assets to have a fair market value sufficient to at least equal to the amount necessary to cause the outstanding principal balance of the Note to be less than or equal to the Revolver Commitment.
Non-Recourse
Although the Borrower is responsible on a corporate basis for the full repayment of principal and interest due on the Obligations and for any other Event of Default for which the Borrower is responsible, the Bank specifically acknowledges and agrees that neither any of the directors, officers, or employees of the Borrower nor any of the Borrower’s shareholders shall have any personal liability whatsoever for the repayment of the Loan. The sole party responsible for repayment of the Loan shall be the Borrower, and the sole security for the Loan shall be the Collateral covered by the Security Instruments.
Purpose
Funds from the Loan shall be to renew and extend the Existing Loan and to provide working capital to offset the increase in accounts receivable due to the significant growth in Borrower’s business. No proceeds from the Loan shall be used for the purpose of purchasing or carrying margin stock in violation of Regulations G, U, or X of the Board of Governors of the Federal Reserve System.
Maturity Date
As stated, the maturity date of the Note is January 18, 2008.
II. REPRESENTATIONS AND WARRANTIES
     A. Good Standing and Identity. The Borrower is a corporation, duly organized and in good standing under the laws of Texas. The Borrower’s legal name is that reflected in the address of this Agreement. Borrower has the power to own its property and to carry on its business in each jurisdiction in which the Borrower operates.
     B. Authority and Compliance. The Borrower has full power and authority to enter into this Agreement, to make the borrowing hereunder, to execute and deliver the Note, to mortgage those interests covered by the Security Instruments, and to incur the obligations provided for herein, all of which will be duly authorized by all proper and necessary corporate action. No consent or approval of any public authority is required as a condition to the validity of this Agreement, the Note, and the Security Instrument, and Borrower is in compliance with all laws and regulatory requirements to which he is subject.
     C. Litigation. There are no proceedings pending or, to the knowledge of Borrower, threatened before any court or administrative agency that will or may have a material adverse effect on the financial condition or operations of Borrower, except as disclosed to the Bank in writing prior to the date of this Agreement.
     D. Ownership of Assets. As of the date of this Agreement, Borrower has good title to the interests covered by the Security Instruments and any other collateral pledged and the other collateral is owned free and clear of liens. Borrower will at all times maintain its tangible property, real and personal, in good order and repair, taking into consideration reasonable wear and tear.
     E. Taxes. All income taxes and other taxes due and payable through the date of this Agreement have been paid prior to becoming delinquent.
     F. Financial Statements. The books and records of the Borrower properly reflect the financial condition of the Borrower in all material respects, and there has been no material change in Borrower’s financial condition as represented in its most recent financial statements.

     G. Hazardous Wastes and Substances. To the best knowledge of the Borrower, the Borrower and its properties are in compliance with applicable state and federal environmental laws and regulations and the Borrower is not aware of and has not received any notice of any violation of any applicable state or federal environmental law or regulation and there has not heretofore been filed any complaint, nor commenced any administrative procedure, against the Borrower or any of its predecessors, alleging a violation of any environmental law or regulation. Currently and from time to time, the Borrower, in the course of its regular business, may use or generate on a portion of its properties materials which are Hazardous Materials, as hereinafter defined. The Borrower has and will make a good faith attempt to comply with all applicable statutes and regulations in the use, generation and disposal of such materials. To the best of its knowledge, the Borrower has not otherwise installed, used, generated, stored or disposed of any hazardous waste, toxic substance, asbestos or related material (“Hazardous Materials”) on its properties. For the purposes of this Agreement, Hazardous Materials shall include, but shall not be limited to, substances defined as “hazardous substances” or “toxic substances” in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9061, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1802, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq., or as “hazardous substances,” “hazardous waste” or “pollutant or contaminant” in any other applicable federal, state or local environmental law or regulation. There do not exist upon any property owned by Borrower any underground storage tanks or facilities, and to the knowledge of Borrower, none of such property has ever been used for the treatment, storage, recycling, or disposal of any Hazardous Materials.
III. CONDITIONS PRECEDENT
The provisions of this Agreement will serve as the proposed terms of the borrowing arrangements. Prior to any funds being made available, Borrower will execute and deliver to the Bank, in form and substance satisfactory to the Bank, this Agreement, the Note, and the Security Instruments.
IV. COVENANTS
Unless the Bank will otherwise consent in writing, and so long as any debt remains outstanding or the commitment still available, the Borrower agrees to comply with the following covenants:
     A. Affirmative Covenants.
     1. As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, Borrower will provide financial statements, in form and substance satisfactory to the Bank, reflecting Borrower’s financial performance as of the end of such year and the related statements of income and changes in cash flows for such year, with the first fiscal year ending on September 30, 2007, such statements to be audited by an independent certified accountant and to be prepared according to generally accepted accounting principals, consistently applied (“GAAP”)
     2. Within ninety (90) days of the end of each fiscal quarter, with the next quarter ending on December 31, 2006, the Borrower will submit to the Bank a financial statement reflecting Borrower’s financial performance during the previous calendar quarter, such statements to be reviewed by an independent certified accountant and to be prepared according to GAAP.
     3. Within thirty (30) days of the end of each calendar month, Borrower shall provide internally prepared financial statements reflecting Borrower’s financial performance during the previous month, such statements to be prepared according GAAP.
     4. Within thirty (30) days of the end of each calendar month, Borrower shall provide monthly accounts receivable aging reports.
     5. Within thirty (30) days of transmitting any tax return to any governmental authority, the Borrower will submit to the Bank a copy of that tax return.
     6. Within thirty (30) days following the end of each calendar month, Borrower shall provide a monthly borrowing base report and compliance certificate in the form attached hereto as Exhibit “A”.
     7. Borrower shall maintain an average Cash Flow Coverage Ratio of not less than 1.50 to 1.0, calculated monthly, beginning on January 31, 2007, from the date of the Loan to maturity. For purposes of this Agreement, “Cash Flow Coverage Ratio” means, with respect to any period of calculation thereof, the ratio of the sum of: (i) the net income (or loss) from continuing operations of Borrower during such period calculated after any and all distributions to shareholders, plus (ii) interest, depreciation, depletion, and amortization expenses of Borrower during such period, less (iii) gains from the sale of any assets; plus (iv) losses from the sale of any assets; less (v) extraordinary adjustments to net income divided by (vi) scheduled capital lease obligations and principal and interest payments, all determined in accordance with GAAP.
     8. Borrow shall maintain a Current Ratio of not less than 1.50 to 1.0, measured monthly, beginning on January 31, 2007, from the date of the Loan to maturity. For purposes of this Agreement, “Current Ratio” means, with respect to any period of calculation thereof, the ratio of the sum of: (i) current assets, plus (ii) availability under the Revolver Loan, divided by (iii) current liabilities. Current assets shall include a minimum balance of cash, plus marketable securities, of not less than $3,500,000.00.
     9. Borrower shall submit copies of all financial statements, reports, notices, and proxy statements sent or made available generally by the Borrower to its shareholders, of all regular and periodic reports and all private placement memorandums and all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the Security Exchange Commission; and all press releases and other statements made available generally by the Borrower to the public concerning material changes in the business of the Borrower upon their becoming available, but in no event later than 10 days after the same was sent.
     10. Borrower shall maintain a minimum Tangible Net Worth of $40,000,000.00, to be measured monthly. “Tangible Net Worth” means the excess, if any, of the total assets of any person over all items of indebtedness, obligations, or liability which would be classified as liabilities of that person, for the time period to be measured, each to be determined in accordance with GAAP; provided, however, that for the purposes of any such computation of Tangible Net Worth, “assets” will not include (a) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), and (b) patents, trademarks, trade names, copyrights, franchises, and deferred charges.
     11. For any time period for which reporting is required, Borrower will maintain a Debt to Tangible Net Worth ratio of at least 1.50 to 1.00 to be measured monthly. For purposes of this paragraph, “Debt” shall mean, all liabilities, obligations, and indebtedness of the Borrower, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, and “Tangible Net Worth” shall have the same meaning set forth in paragraph (11) above.
     12. The Borrower will maintain its existence in good standing and comply with all laws, regulations and governmental requirements applicable to it or to any of its property, business operations and transactions.
     13. The Borrower will promptly pay any reasonable costs incurred by the Bank in connection with the preparation or enforcement of this Agreement, the Notes, the Security Instruments, and any other documentation executed concurrently herewith.
     14. The Borrower will remain in substantial compliance with same and will not place or permit to be placed any Hazardous Materials on any of its properties in violation of applicable state and federal environmental laws. In the event that the Borrower should discover any Hazardous Materials on any of its properties that could result in a breach of the foregoing covenant, the Borrower shall notify the Bank within three (3) days after such discovery. The Borrower shall dispose of all material amounts of Hazardous Materials that it generates only at facilities or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. §6901. In the event of any notice or filing of any procedure against the Borrower alleging a violation of any environmental law or regulation, the Borrower shall give notice to the Bank within five (5) days after receiving notice of such notice or filing.
     15. The Borrower will provide such other information as the Bank may reasonably request from time to time in its sole discretion.
     B. Negative Covenants.
     1. The Borrower will not make any change in its present accounting method or change its present fiscal year.
     2. The Borrower will not make any substantial change in the nature of its business as now conducted.

     3. The Borrower will not reorganize or merge with any other entity, without the prior written consent of the Bank.
     4. With respect to the Borrower’s interest in any of the properties covered by the Security Instrument, the Borrower will not sell, contract to sell, convey, assign, transfer, mortgage, pledge, hypothecate, encumber, or in any way alienate that interest in such properties, without the consent of the Bank.
V. EVENTS OF DEFAULT
The occurrence and continuing existence of any one of the following will constitute an Event of Default under this Agreement and the Note:
     A. Borrower fails to pay when due any principal, interest, or other amount payable under this Agreement, the Note, or any other promissory notes executed or guaranteed by the Borrower in favor of the Bank;
     B. Any representation or warranty made by the Borrower hereunder or in any related collateral security or other documents entered into with the Bank proves to be at any time incorrect in any significant respect;
     C. The Borrower fails to observe or perform any covenant, obligation, agreement, or other provision contained herein or in any other contract or instrument executed in connection herewith;
     D. Any default or defined Event of Default under any security agreement, deed of trust, promissory note, loan agreement or other contract or instrument executed by the Borrower pursuant to, or as required by, this Agreement;
     E. Any final judgment or judgments for the payment of money is rendered against Borrower and is not be satisfied or discharged at least thirty (30) days prior to the date on which any of their assets could be lawfully sold to satisfy such judgment or judgments, unless Borrower brings litigation to stay same; or
     F. Borrower: (a) becomes insolvent, or suffers or consents to, or applies for the appointment of a receiver, trustee, custodian or liquidator for himself or any of his property, or generally fails to pay his debts as they become due, or makes a general assignment for the benefit of creditors; or (b) files a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as recodified from time to time (“Bankruptcy Code”), or as now or hereafter in effect, or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy or reorganization or other relief for debtors is filed or commenced against Borrower; or (c) files any answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or (d) is adjudicated a bankrupt, under said Bankruptcy Code or any other state or federal law relating to bankruptcy, reorganization, or other relief for debtors.

VI. REMEDIES
If any Event of Default occurs, any term hereof or of the Note to the contrary notwithstanding, the Note shall at the Bank’s option become immediately due and payable. In addition, the obligation, if any, of the Bank to permit further borrowings hereunder will immediately cease and terminate and the Bank will have all rights, powers, and remedies available under this Agreement, the Note, or other contracts or instruments executed in connection herewith, or accorded by law, including, without limitation, the right to resort to any or all of the collateral and to exercise any or all of its rights, powers, or remedies at any time and from time to time after the occurrence of an Event of Default.
ONCE AN EVENT OF DEFAULT HAS OCCURRED, WESTERN MAY PURSUE THE REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE NOTE, AND THE SECURITY INSTRUMENTS WITHOUT PRESENTMENT, DEMAND, PROTEST, NOTICE OF ACCELERATION, NOTICE OF INTENT TO ACCELERATE, NOTICE OF PROTEST OR NOTICE OF DISHONOR, OR ANY OTHER NOTICE OF ANY KIND, ALL OF WHICH ARE EXPRESSLY WAIVED BY BORROWER.
All rights, powers, and remedies of the Bank in connection with this Agreement, the promissory notes or any other contract or instrument on which the Borrower may at any time be obligated to the Bank (or any holder thereof) are cumulative and not exclusive and will be in addition to any other rights, powers, or remedies provided by law or equity, including without limitation the right to set off any liability owing by the Bank to the Borrower (including sums deposited in any deposit account of Borrower with the Bank) against any liability of the Borrower to the Bank.
VII. WAIVER
No delay, failure, or discontinuation by the Bank, or any holder of the Note, in exercising any right, power, or remedy under this Agreement, the Note or any other contract or instrument on which the Borrower may at any time be obligated to the Bank (or any holder thereof) will affect or operate as waiver of such right, power or remedy. Any waiver, permit, consent, or approval of any kind by the Bank (or any holder of the Note), or of any provisions or conditions of, or any breach or default under this Agreement, the Note or any other contract or instrument on which the Borrower may at any time be obligated, must be in writing and will be effective only to the extent set forth in such writing.
VIII. NOTICES
All notices, requests, and demands given to or made upon the respective parties must be in writing and shall be deemed to have been given or made: (1) at the time of personal delivery thereof, (2) or two days after any of the same are deposited in the U.S. Mail, first class and postage prepaid, addressed as follows:

Borrower:	Dawson Geophysical Company 508 West Wall Street, Suite 800 Midland, Texas 79701

Western:	Western National Bank Attention: James R. Kreuz 508 West Wall Street, Suite 1100 Midland, Texas 79701
or other such address as any party may designate by written notice to all other parties.
IX. SUCCESSORS, ASSIGNMENTS
This Agreement will be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and assigns of the parties, provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank. The Bank reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, the Bank’s rights and benefits under this Agreement, the Note or any contracts or instruments relating thereto. In connection therewith, the Bank may disclose all documents and information which the Bank now has or may hereafter acquire relating to the loan or the Note, the Borrower or his business, or any collateral required hereunder.
X. SEVERABILITY OF PROVISIONS
If any of the provisions of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
XI. VENUE AND JURISDICTION
Any suit, action or proceeding against the Borrower arising out of or relating to this Agreement or any judgment entered by any court in respect thereof, may be brought or enforced in the courts of the State of Texas, County of Midland, or in the United States District Court for the Western District of Texas, as Western in its sole discretion may elect, and Borrower hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Borrower hereby irrevocably consents to service of process in any suit, action or proceeding in any of said courts by the mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower, at the address set forth herein.
THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY OF SAID COURTS AND HEREBY FURTHER IRREVOCABLY

WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY RIGHT GRANTED BY STATUTE, RULE OR COURT OR OTHERWISE TO HAVE SUCH SUIT, ACTION, OR PROCEEDING TRIED BY A JURY.
XII. MISCELLANEOUS
     A. Texas Law Applicable. This Agreement, the Note, the Security Instruments, and any contracts or instruments relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the Bank has greater rights or remedies under federal law or the law of any jurisdiction in which the collateral properties are located, in which case such choice of Texas law shall not be deemed to deprive the Bank of such rights and remedies under federal law or the law of any jurisdiction in which the collateral properties are located, in which case such choice of Texas law shall not be deemed to deprive the Bank of such rights and remedies as may be available under such law.
     B. Notice of Final Agreement. THIS AGREEMENT, THE NOTE, ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, REPRESENT THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND IT IS EXPRESSLY UNDERSTOOD THAT ALL PRIOR CONVERSATIONS OR MEMORANDA BETWEEN THE PARTIES REGARDING THE TERMS OF THIS AGREEMENT SHALL BE SUPERSEDED BY THIS AGREEMENT. ANY AMENDMENT, APPROVAL, OR WAIVER BY WESTERN OF THE TERMS OF THIS AGREEMENT, THE NOTE AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, MUST BE IN WRITING OR CONFIRMED WRITING, AND SHALL BE EFFECTIVE ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH WRITING. THIS AGREEMENT, IN CONJUNCTION WITH THE NOTE AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, SHALL SERVE TO EVIDENCE THE TERMS OF THE ENTIRE AGREEMENT BETWEEN THE PARTIES.
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     Please acknowledge your acceptance of and agreement to the terms of this Agreement by dating and executing where indicated.

Very truly yours, WESTERN NATIONAL BANK
By:	/s/ James R. Kreuz
James R. Kreuz
President

AGREED TO AND ACCEPTED AS OF THE
18th DAY OF JANUARY 2007.
BORROWER:
DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper

Stephen C. Jumper
President

By:	/s/ L. Decker Dawson

L. Decker Dawson
Chairman of the Board